Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT made this 17th day of May, 2007 (this “Agreement”), by and between 24/7 REAL MEDIA, INC., a Delaware corporation (the “Company”), and DAVID J. MOORE (the “Executive”).

W I T N E S S E T H:

WHEREAS, this Agreement is being entered into in connection with that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among the Company, WPP Group plc a company organized under the laws of England and Wales (“Parent” or “WPP”), and TS Transaction, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”);

WHEREAS, pursuant to the Merger Agreement, Merger Sub shall merge with and into the Company with the Company surviving as the wholly-owned subsidiary of Parent, in accordance with the terms and conditions set forth therein; and

WHEREAS, the Executive is an equity holder of and employed by Company and the Company wishes to ensure the continued employment of the Executive by the Company and the Executive wishes to accept such employment, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.             Employment

The Company agrees to employ the Executive during the Term specified in Section 2, and the Executive agrees to accept such employment, upon the terms and conditions hereinafter set forth.

2.             Term

Subject to Sections 6 and 7 below and the other terms and conditions of this Agreement, the Executive’s employment by the Company shall be for an initial term commencing as of the Effective Time (as defined in the Merger Agreement) and expiring on the close of business on the first anniversary of the Effective Time (the “Initial Term”), unless terminated earlier in accordance with this Agreement.  During the twelve-month period immediately following the Initial Term (the “Second Year”), unless terminated earlier in accordance with this Agreement, the term of the Executive’s employment by the Company shall automatically continue unless terminated by either the Company or the Executive upon at least six (6) months prior written notice of termination to the other party; it being understood that such notice may not be given prior to the expiration of the Initial Term.  After the Second Year, unless terminated earlier in accordance with this Agreement, the term of the Executive’s employment by the Company shall automatically continue unless terminated by either the Company or the Executive upon at least three (3) months prior written notice of termination to the other party; it being understood that such notice may not be given prior to the expiration of the Second Year (any written notice of termination described in this Section 2 is hereinafter referred to as a “Notice of Termination”).  The Initial Term and the period, if any, thereafter, during which the Executive’s employment shall continue are collectively referred to in this Agreement as the “Term.”  The Company shall have the right at any time following the delivery of the Notice of Termination by the Executive to relieve the Executive of his offices, duties and responsibilities and to place him on a paid leave of absence status (with full compensation and benefits).  The effective date of the termination of the Executive’s employment with the Company, regardless of the reason therefor, is referred to in this Agreement as the “Date of Termination.”

3.             Duties and Responsibilities

(a)           During the Term, the Executive shall have the position of Chief Executive Officer of the Company and, in connection therewith, the Executive shall perform such executive duties and responsibilities commonly incident to such office as may be assigned to him from time to time by or under the authority of the Board of Directors of the Company (the “Board”) or the Chief Executive Officer of WPP Digital (currently Mark Read) (the “Digital CEO”) and, in the absence of such assignment, such duties customary to such offices as are necessary to the operations of the Company.  The Executive shall report to the Digital CEO.

(b)           The Executive’s employment by the Company shall be full-time and exclusive, and during the Term, the Executive agrees that he shall (i) devote all of his business time and attention, his best efforts, and all of his skill and ability to promote the interests of the Company; (ii) carry out his duties in a competent and professional manner; and (iii) work with other employees of the Company in a competent and professional manner. Notwithstanding the foregoing, during the Term the Executive shall be permitted to: (1) manage his personal investments; (2) engage in charitable or community service activities; and (3) serve as a member of the board of directors of Local Matters, Inc., Our Stage, Inc., Cartesian Income Fund, Ad-dictiontv and such other companies as may be approved by the Digital CEO; provided, however,  that such activities (individually or collectively) do not: (A) interfere, in any material respect, with the performance of the Executive’s duties or responsibilities under this Agreement; (B) injure the reputation, business or business relationships of the Company or any of its affiliates; or (C) constitute a violation in any respect of any of the restrictions contained in Section 8 of this Agreement.

(c)           The Executive’s services shall be performed at the Company’s offices in New York, New York, subject to the reasonable and necessary travel requirements of Executive’s position and duties hereunder.

4.             Compensation

(a)           As compensation for the Executive’s services hereunder and in consideration of the restrictive covenants set forth in Section 8 below, during the Term, the Company shall pay the Executive, in accordance with its normal payroll practices, direct salary compensation at an annual rate of $300,000, such annual salary to be reviewed for possible increases in accordance with the Company’s policy as from time to time in effect.

(b)           With respect to the 2007 calendar year, the Executive shall be entitled to the bonus arrangements set forth on Exhibit A.  With respect to periods after December 31, 2007, such bonus arrangements shall be deemed to be amended and restated by any final determination regarding the Executive’s compensation made by the WPP Group plc Compensation Committee. If, during the 2007 calendar year, the Search Business (as defined below) is transferred from the Company or any business or business unit is transferred into the Company, then conforming and appropriate adjustments shall be made to the 2007 bonus arrangements set forth on Exhibit A.

(c)           During the Term, the Executive shall be entitled to participate in the WPP Group plc Restricted Stock Plan, as in effect from time to time (the “Restricted Stock Plan”), and to receive an annual grant of restricted stock (the “Restricted Stock”) representing a contingent right to receive WPP Group plc Ordinary Shares or ADRs representing such Ordinary Shares.  All grants of Restricted Stock shall be at the discretion of the WPP Group plc Compensation Committee and shall be subject to the provisions of the Restricted Stock Plan.

5.             Expenses; Fringe Benefits

(a)           In addition to the compensation provided for under Section 4, the Company agrees to pay or to reimburse the Executive during the Term for all reasonable, ordinary and necessary, vouchered business or entertainment expenses, incurred in the performance of his services hereunder.

(b)           The Executive shall be entitled to four weeks vacation in accordance with the Company’s policy as in effect from time to time.  Vacation time shall be non-cumulative.

(c)           During the Term, the Executive shall be entitled to participate in and receive all benefits under any welfare benefit plans and programs provided by the Company (including without limitation, medical, dental, disability, group life (including accidental death and dismemberment) and business travel insurance plans and programs) applicable generally to the senior executives of the Company, subject, however, to generally applicable eligibility and other provisions of the various plans and programs in effect from time to time.

(d)           During the Term, the Executive shall be entitled to participate in all retirement plans and programs (including, without limitation, any profit sharing/401(k) plan) applicable generally to the senior executives of the Company, subject, however, to generally applicable eligibility and other provisions of the various plans and programs in effect from time to time.  In addition, during the Term, the Executive shall be entitled to receive fringe benefits and perquisites in accordance with the plans, practices, programs and policies of the Company from time to time in effect and available generally to the senior executives of the Company.  Without limiting the immediately preceding sentence, the Company shall pay on behalf of the Executive or reimburse the Executive for up to $20,000 of business related perquisites (e.g., car allowance, club dues) per year, upon the submission to the Company of reasonable substantiating documentation relating to such perquisites.

(e)           During the Term, when required to travel on behalf of the Company, the Executive shall be entitled to business class air travel, provided that if business class is unavailable then the Executive shall be entitled to first class air travel.

6.             Termination

(a)           The Company shall be entitled to terminate the Term and to discharge the Executive for Cause (as defined below).  The term “Cause” shall be limited to the following grounds:

(i)            The Executive’s repeated refusal or willful failure to perform his principal duties and responsibilities as set forth in Section 3 hereof, if such refusal or failure is not cured within thirty (30) days after written notice thereof to the Executive by the Company;

(ii)           The willful misappropriation of the funds or property of the Company (other than the taking of de minimus office supplies from time to time);

(iii)          Use of alcohol or use of illegal drugs, interfering with performance of the Executive’s obligations under this Agreement, continuing after written warning;

(iv)          The conviction in a court of law for, or the entering of a plea of guilty or no contest to, a felony (other than an ordinary-course traffic offense (e.g., speeding)) or any crime involving moral turpitude, fraud, dishonesty or theft;

(v)           The willful material nonconformance with the Company’s written policies against racial or sexual discrimination or harassment (of which practices and policies the Executive is given notice of in advance), which nonconformance is not cured (if curable) within thirty (30) days after written notice to the Executive is provided by the Company;

(vi)          The commission by the Executive of any willful act which materially injures or could reasonably be expected to materially injure the reputation, business or business relationships of the Company or any affiliate thereof;

(vii)         Any material breach of any term or provision of Section 8 of this Agreement, if such breach is not cured, if curable, within thirty (30) days after written notice thereof to the Executive by the Company; or

(viii)        Any willful and material breach (not covered by any of the clauses (i) through (vii) above) of any term, provision or condition of this Agreement, if such breach is not cured within thirty (30) days after written notice thereof to the Executive by the Company.

Any notice required to be given by the Company pursuant to Sections 6(a)(i), (v), (vii) or (viii) above shall state the specific nature of the claimed breach and, if such breach is curable, the manner in which the Company requires such breach to be cured (if curable). For purposes of this Section 6(a), no act, or failure to act on the part of the Executive shall be deemed to be “willful” unless done, or omitted to be done, by the Executive in bad faith and without the reasonable belief that the Executive’s action or omission was in or not opposed to the best interests of the Company.  Any notice of termination for Cause pursuant to this Section 6(a) shall be given within sixty (60) days after the date the Digital CEO has obtained actual knowledge of the occurrence of the event constituting Cause.

(b)           The Executive shall be entitled to terminate this Agreement and the Term hereunder for Good Reason (as defined below), at any time during the Term, by providing written notice to the Company, such notice to be delivered not more than sixty (60) days after the occurrence of the event constituting such Good Reason.  “Good Reason” shall be limited to: (i) a material reduction in the title or duties and responsibilities of the Executive, as set forth in Section 3(a), or the assignment of duties materially inconsistent with such title or duties and responsibilities, if such reduction or assignment is not cured, if curable, for a period of thirty (30) days following written notice of such reduction or assignment by the Executive to the Company; (ii) a reduction in salary or of the Executive’s target bonus amount for the 2007 calendar year (as set forth on Exhibit A) or  the Company’s failure to pay the Executive any amounts due to him pursuant to this Agreement, if such failure or reduction is not cured (but not subject to repeated cure opportunities in any given calendar year of the Term solely as to material amounts due hereunder) for a period of thirty (30) days following written notice of such failure or reduction by the Executive to the Company; (iii) the relocation (without the Executive’s consent) of the Executive’s principal place of employment by the Company to a location that is more than 25 miles from the Company’s current offices in New York City; (iv) the failure of the Company to obtain an assumption of this Agreement from a successor to all or substantially all of the assets or business of the Company (provided that no such assumption shall be required if the successor to such assets or business is an affiliate of WPP and the Executive’s duties with respect to such assets or business continue as described in Section 3(a) above); or (v) any material breach by the Company of the terms of this Agreement, which breach is not cured, if curable, within thirty (30) days following written notice of such breach by the Executive; provided, however, that (1) a change in the Company’s status from an independent public company to a subsidiary of the Parent at the Effective Time and the corresponding change in the Executive’s duties and responsibilities; and (2) the transfer of all or any portion of the Company’s Search business services line of business (including its search engine marketing business) (the “Search Business”) at any time during the Term from the Company to any other entity, shall not, in each case, constitute Good Reason. Any notice required to be given by the Executive pursuant to this Section 6(b) shall state the specific nature of the claimed breach and the manner in which the

Executive requires such breach to be cured (if curable).  As of the Effective Time, the Executive waives any right to terminate his employment for Good Reason based on facts, circumstances or events occurring prior to or as of the Effective Time or changes to his terms of employment reflected in this Agreement.

(c)           In the event of the termination of the Executive’s employment with the Company for any reason other than by virtue of a termination by the Company without Cause or by the Executive for Good Reason, the Executive shall be entitled to the following payments and benefits, subject to any appropriate offsets, as permitted by applicable law, for debts or money due to the Company or an affiliate thereof (collectively, “Offsets”):

(i)            unpaid salary compensation and any unused accrued vacation through, and any unpaid reimbursable expenses outstanding as of, the Date of Termination; and

(ii)           all benefits, if any, that had accrued to the Executive through the Date of Termination under the plans and programs described in Section 5 above, or any other applicable plans and programs in which he participated as an employee of the Company, in the manner and in accordance with the terms of such plans and programs.

In the event of the termination of the Executive’s employment with the Company for any reason other than by virtue of a termination by the Company without Cause or by the Executive for Good Reason, except as provided in this Section 6(c), the Company shall have no further liability hereunder to the Executive or the Executive’s heirs, beneficiaries or estate for damages, compensation, benefits, severance, indemnities or other amounts of whatever nature, directly or indirectly, arising out of or otherwise related to this Agreement and the Executive’s employment or cessation of employment with the Company.

(d)           In the event of a termination by the Company without Cause, by the Executive for Good Reason or by virtue of the Executive’s death or disability, the Executive shall be entitled to continue to receive from the Company, subject to any Offsets, the following:

(i)            if the Date of Termination is prior to the end of the Second Year, then, as severance compensation, an amount equal to his then applicable annual salary compensation, to be paid in one lump sum payment within thirty (30) days of the Date of Termination;

(ii)           as additional severance compensation, his then applicable salary compensation when otherwise payable during the period commencing on the day after the Date of Termination and ending on the first anniversary of the Date of Termination; provided that, in the event of the Executive’s disability, the aggregate amount of disability payments received by the Executive during the year following the Date of Termination shall be offset against the amount paid to him pursuant to this clause (ii);

(iii)	any unpaid reimbursable expenses outstanding, and any unused accrued vacation, as of the
Date of Termination;

(iv)	outplacement services for a period of three months following the Date of Termination;

(v)	if the Date of Termination is prior to the end of the Second Year, then: (A) the restrictions on each share of Restricted Stock held by the Executive shall lapse; and (B) all stock options held by the Executive to purchase shares of WPP Group plc Ordinary Shares or ADRs representing such Ordinary Shares shall vest (provided that any Restricted Stock granted pursuant to Section 4(c) above shall vest in accordance with the terms of the Restricted Stock Plan; it being acknowledged and agreed that the Restricted Stock Plan shall not be amended in any respect for the sole purpose of adversely treating the Executive thereunder); and

(vi)	all benefits, if any, that had accrued to the Executive through the Date of Termination under :

the plans and programs described in Section 5 above, or any other applicable benefit plans and programs in which he participated as an employee of the Company, in the manner and in accordance with the terms of such plans and programs; provided, however, that, notwithstanding the foregoing

(A) The Executive shall be entitled to continued participation on the same basis (including without limitation, cost contributions) as the other senior executives of the Company in all medical, dental, disability and life insurance coverage (such benefits collectively called the “Continued Benefit Plans”) in which the Executive was participating on the Date of Termination (as such Continued Benefit Plans are from time to time in effect at the Company) until the earlier of: (x) 18 months after the Date of Termination; and (y) the date, or dates, on which the Executive receives substantially similar coverage and benefits under a similar type of plan of a subsequent employer.

(B) The Executive shall receive a pro rata portion of each of the bonuses referred to in

Exhibit A hereto for the calendar year or calendar quarter, as the case may be, in which the Date of Termination occurs, which pro rata portion shall be based on the percentage that the number of full and partial calendar months elapsed, from the beginning of the calendar year or calendar quarter, as the case may be, in which the Date of Termination occurs through and including the Date of Termination, represents out of the twelve calendar months of the year or three calendar months of the calendar quarter, as the case may be. The pro rata portion of such bonuses shall be paid to the Executive at such time as bonuses in respect of such year are paid to other senior executives of the Company.

(C) The Executive shall receive each of the bonuses referred to in Exhibit A hereto earned by the Executive in respect of the calendar quarter or calendar year, as the case may be, immediately preceding the calendar quarter or calendar year in which the Date of Termination occurs (to the extent not already paid to the Executive) to be paid at such time as bonuses in respect of such year are paid to other senior executives of the Company.

(e)           In the event of a termination by the Company without Cause, by the Executive for Good Reason, or by virtue of the Executive’s death or disability, except as provided in Section 6(d), the Company shall have no further liability hereunder to the Executive or the Executive’s heirs, beneficiaries or estate for damages, compensation, benefits, severance, indemnities or other amounts of whatever nature, directly or indirectly, arising out of or otherwise related to this Agreement and the Executive’s employment or cessation of employment with the Company.  The making of any severance payments and providing the other benefits as set forth in Section 6(d) is conditioned upon the Executive executing and delivering a general release of any claims (including claims of discrimination), in the form of Annex A hereto, relating to the Executive’s employment with the Company or the termination thereof and the satisfaction of any conditions to the validity of such release (including the expiration of any revocation period).

(f)            In the event that the Executive is indicted for a felony or any crime involving moral turpitude, fraud, dishonesty or theft, then the Company shall have the right to require the Executive to take a paid leave of absence during which: (i) the Executive shall be suspended from all of his duties with the Company; and (ii) the Company shall have the right to treat the Executive’s employment as having been terminated for Cause pursuant to Section 6(a)(iv) for all purposes of this Agreement, with the date on which a final adjudication (which is no longer appealable) of guilt or a plea of guilty or of no contest being deemed the Date of Termination; provided, however, that if the authorities with jurisdiction over the charges decline to prosecute the Executive, the Executive is subsequently acquitted or the charges are dismissed (including on appeal), then such leave of absence shall terminate, the Executive shall be reinstated to his position and shall resume his duties with the Company.

7.           Disability; Death

In the event the Executive shall be unable to perform his duties hereunder by virtue of illness or physical or mental incapacity or disability (from any cause or causes whatsoever) in substantially the manner and to the extent required hereunder prior to the commencement of such disability (all such causes being herein referred to as “disability”) and the Executive shall fail to perform such duties for periods aggregating one hundred twenty (120) days, whether or not continuous, in any continuous period of one hundred eighty (180) days, the Company shall have the right to terminate the Term and to discharge the Executive hereunder as at the end of any calendar month during the continuance of such disability upon at least thirty (30) days’ prior written notice to him.  In the event of the Executive’s death, the Date of Termination shall be the date of such death.

8.           Restrictive Covenants and Protection of Confidential Information

(a)           The Executive acknowledges and agrees that his services hereunder are of a special, unique, extraordinary and intellectual character, and his position with the Company places him in a position of confidence and trust with the clients and employees of the Company.  The Executive acknowledges that the rendering of services to the clients of the Company necessarily requires the disclosure to the Executive of confidential information and trade secrets of the Company (such as, without limitation, proprietary software programs, marketing plans, media plans, budgets, corporate policies, client preferences and policies, and identity of appropriate personnel of clients with sufficient authority to influence a shift in suppliers).  The parties hereto agree that in the course of the Executive’s employment with the Company, the Executive has and will continue to develop a personal relationship with the Company’s clients and a knowledge of those clients’ affairs and requirements, and that the relationship of the Company with its established clientele will therefore be placed in the Executive’s hands in confidence and trust.  The Executive consequently agrees that the restrictive covenants contained herein are reasonable and necessary in order to protect and maintain the trade secrets, business, assets and goodwill of the Company.

Accordingly, in consideration of the payments and benefits the Executive received and will receive in connection with the transactions contemplated by the Merger Agreement and the provisions of this Agreement, the Executive agrees that while he is in the employ of the Company and for a one (1) year period after the Date of Termination (the “Initial Non-Competition Period”), he shall not engage in business as, or own an interest in, directly or indirectly, any individual proprietorship, partnership, corporation, limited liability company, joint venture, or any other form of business entity, whether as an individual proprietor, partner, shareholder, member, manager, joint venturer, officer, director, consultant, finder, broker, employee, or in any other manner whatsoever (except on behalf of the Company), if such entity is engaged in whole or in part in any business in the United States of the type and character engaged in and competitive with that conducted by the Company; provided, however, that nothing contained in this paragraph shall be deemed to prohibit the Executive from making passive investments in any publicly held company provided that the Executive’s beneficial ownership of any class of such company’s securities does not exceed 5% of the outstanding securities of such class; provided, further, that the Company shall have the right (the “Extension Right”), in its sole discretion, to extend the restrictive covenants set forth in this paragraph for a period commencing on the expiration of the Initial Non-Competition Period until a date that is no later than the second anniversary of the Date of Termination (such period being, the “Extended Restrictions Period”).  The Company may exercise its Extension Right by providing the Executive with written notice thereof at least sixty (60) days prior to the end of the Initial Non-Competition Period.  If the Company exercises its Extension Right, then the Company shall pay the Executive an amount equal to his base salary compensation (as in effect as of the Date of Termination), in accordance with the Company’s normal payroll practices, during the Extended Restrictions Period.

In addition to the foregoing, the Executive agrees that while he is in the employ of the Company and for a two (2) year period after the Date of Termination, he shall not, except on behalf of the Company, directly or indirectly, and regardless of the reason for his ceasing to be employed by the Company:

(1)           attempt in any manner to solicit from any Client (as defined below) business of the type performed by the Company or to persuade any Client to cease to do business with the Company or to reduce the amount of business which any such Client has customarily done or is reasonably expected to do with the Company, whether or not the relationship between the Company and such Client was originally established in whole or in part through his efforts; or

(2)           employ (including to retain, engage or conduct business with) or attempt to employ or assist anyone else to employ any person who is then or at any time during the preceding year was: (i) an employee of or exclusive consultant to the Company; or (ii) an employee of or exclusive consultant to any affiliate of WPP with whom the Executive has had contact during the last full-year of his employment with the Company; or

(3)           render to or for any Client any services of the type rendered by the Company.

As used in this Section 8, the term “Company” shall mean the Company and shall include any subsidiaries, divisions and business units of the Company; and the term “Client” shall mean:

(1)           (i) anyone who is a client of the Company on the Date of Termination or, if the Executive’s employment shall not have terminated, at the time of the alleged prohibited conduct (the “Determination Date”); and (ii) anyone who is a client of any affiliate of WPP on the Date of Termination or, if the Executive’s employment shall not have terminated, the Determination Date, but only if, in the case of this clause (ii), the Executive had performed services for, or had significant contact with, such client;

(2)           (i) anyone who was a client of the Company at any time during the one-year period immediately preceding the Date of Termination or, if the Executive’s employment shall not have terminated, during the one-year period immediately preceding the Determination Date; and (ii) anyone who was a client of any affiliate of WPP at any time during the one-year period immediately preceding the Date of Termination or, if the Executive’s employment shall not have terminated, during the one-year period immediately preceding the Determination Date, but only if, in the case of this clause (ii), the Executive had performed services for, or had significant contact with, such client; and;

(3)           (i) any prospective client to whom the Company had made a formal presentation at any time during the one-year period immediately preceding the Date of Termination or, if the Executive’s employment shall not have terminated, during the one-year period immediately preceding the Determination Date; and (ii) any prospective client to whom any affiliate of WPP had made a formal presentation, in which presentation the

Executive participated, at any time during the one-year period immediately preceding the Date of Termination or, if the Executive’s employment shall not have terminated, during the one-year period immediately preceding the Determination Date.

(b)           The Executive also agrees that he will not at any time (whether during the Term or after the termination of this Agreement)  disclose to any person or entity any confidential information or trade secret (except to the extent any disclosure is required by law or legal process, provided that the Executive furnishes the Company with advance written notice of any such requirement and reasonably cooperates with the Company to obtain a protective order or other reliable assurance that confidential treatment will be accorded such information) of the Company or any affiliate of WPP (such as, without limitation, proprietary software programs, marketing plans, media plans, budgets, corporate policies, client preferences and policies), or any client of the Company or any affiliate of WPP, or utilize such confidential information or trade secret for the Executive’s own benefit, or for the benefit of third parties and all memoranda, notes, records or other documents compiled by the Executive or made available to the Executive pertaining to the business of the Company or such affiliate or their clients shall be the property of the Company and shall be delivered to the Company on the Date of Termination or at any other time, upon the Company’s request.  As used in this Section 8(b), the term “confidential information or trade secret” does not include information which becomes generally available to the public or which is otherwise in the public domain other than by breach of this Section 8(b).

(c)           If the Executive commits a breach, or the Company has reasonable grounds to believe that the Executive is about to commit a breach, of any of the provisions of Sections 8(a) or (b) above, the Company shall have the right to have the provisions of this Agreement specifically enforced without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.  In addition, the Company may take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.

(d)           The parties acknowledge that the type and periods of restriction imposed in the provisions of Sections 8(a) and (b) above are fair and reasonable and are reasonably required for the protection of the legitimate interests of the Company and the confidential information, proprietary property and goodwill associated with the business of the Company; and that the time, scope, geographic area and other provisions of this Section 8 have been specifically negotiated by sophisticated commercial parties, it being understood that the clients of the Company may be serviced from any location and accordingly it is reasonable that the restrictive covenants set forth herein are not limited by narrow geographic area but generally by the location of such clients and potential clients.  If any of the covenants in Sections 8(a) or (b) above, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.  In the event that any covenant contained in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.  The existence of any claim or cause of action which the Executive may have against the Company or any other affiliate of WPP shall not constitute a defense or bar to the enforcement of any of the provisions of this Agreement and shall be pursued through separate court action by the Executive.

9.             Intellectual Property

During the Term, the Executive will disclose to the Company all ideas, proposals, inventions, designs, technical innovations, improvements and business plans developed by him during such period which relate directly or indirectly to the business of the Company, including, without limitation, any process, design, innovation, operation, campaign, product or improvement which may be patentable or copyrightable.  The Executive agrees that all patents, copyrights, tradenames, trademarks, service marks, campaigns and business plans developed or created by the Executive in the course of his employment hereunder, either individually or in collaboration with others, will be deemed works for hire and the sole and absolute property of the Company. The Executive agrees, that at the Company’s request and cost, he will take all commercially reasonable steps to assist the Company to secure the rights thereto to the Company by patent, copyright or otherwise to the Company.

10.          Enforceability

The failure of any party at any time to require performance by another party of any provision hereunder shall in no way affect the right of that party thereafter to enforce the same, nor shall it affect any other party’s right to enforce the same, or to enforce any of the other provisions in this Agreement; nor shall the waiver by any party of the breach of any provision hereof be taken or held to be a waiver of any subsequent breach of such provision or as a waiver of the provision itself.

11.          Assignment

This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

12.          Modification

This Agreement may not be orally canceled, changed, modified or amended, and no cancellation, change, modification or amendment shall be effective or binding, unless in writing and signed by the parties to this Agreement.

13.          Severability; Survival

In the event any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the invalid or unenforceable part had been severed and deleted.  The respective rights and obligations of the parties hereunder shall survive the termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

14.          Key Person Insurance

The Executive agrees that the Company shall have the right to obtain key person insurance on the Executive with the Company as the sole beneficiary thereof.  The Executive shall (a) reasonably cooperate fully in obtaining such insurance; (b) sign any reasonably necessary consents, applications and other related forms or documents; and (c) take any reasonably required medical examinations.

15.          Notices

Any notice, request, instruction or other document to be given hereunder by any party hereto to another party shall be in writing and shall be deemed effective (a) upon personal delivery, if delivered by hand; or (b) three days after the date of deposit in the mails, postage prepaid if mailed by certified or registered mail; or (c) on the next business day, if sent by facsimile transmission or prepaid overnight courier service, and in each case, addressed as follows:

If to the Executive: to the Executive’s home address as set forth in the Company’s records.

with a copy to:

Clifford Chance US LLP
31 West 52nd Street
New York, NY 10019
Attention: Craig Medwick, Esq. and Andrew Oringer, Esq.
Fax: (212) 878-8375

If to the Company:

24/7 Real Media, Inc.
c/o WPP Group USA, Inc.
125 Park Avenue
New York, New York 10017
Attention: Chief Financial Officer
Fax: (212) 632-2222

with a copy to:

Davis & Gilbert LLP
1740 Broadway
New York, New York 10019
Attention: Curt C. Myers, Esq.
Fax: (212) 468-4888

Any party may change the address to which notices are to be sent by giving notice of such change of address to the other party in the manner herein provided for giving notice.

16.          Applicable Law and Jurisdiction

(a)           All questions concerning the construction, interpretation and validity of this Agreement, and all matters relating hereto, shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether in the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(b)           Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York state court or federal court of the United States of America sitting in the State of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York state court or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

17.          No Conflict

The Executive represents and warrants that he is not subject to any agreement, instrument, order, judgment or decree of any kind, or any other restrictive agreement of any character, which would prevent him from entering into this Agreement or which would be breached by the Executive upon his performance of his duties pursuant to this Agreement.

18.          Entire Agreement

This Agreement represents the entire agreement between the Company and the Executive with respect to the subject matter hereof, and all prior agreements, plans and arrangements (including, without limitation, all prior equity and cash compensation arrangements) relating to the employment of the Executive by the Company are nullified and superseded hereby (including, without limitation, that certain Amended and Restated

Employment Agreement, dated as of March 14, 2006, by and between the Company and the Executive).

19.          Headings

The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

20.          Withholding

The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

21.          Counterparts

This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.  Facsimile counterparts to this Agreement shall be acceptable and binding.

22.          No Strict Construction

The language used in this Agreement will be deemed to be the language chosen by the Executive and the Company to express their mutual intent, and no rule of law or contract interpretation that provides that in the case of ambiguity or uncertainty a provision should be construed against the draftsperson will be applied against either the Executive or the Company.

23.          Delay in Payment

All payments and benefits under this Agreement shall be made and provided in a manner that is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent applicable.  Notwithstanding any provision in this Agreement to the contrary, any payment otherwise required to be made hereunder to the Executive at any date as a result of the termination of the Executive’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code.  On the earliest date on which such payments can be made without violating the requirements of Section 409A(a)(2)(B)(i) of the Code, there shall be paid to the Executive, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence (such payments being, the “Delayed Payments”).  To the extent the Company earns interest on the Delayed Payments during the period such payments are delayed, then the Executive shall be entitled to interest on the Delayed Payments for such period at a rate equal to the lesser of (x) the rate of interest earned by the Company on the Delayed Payments during such period; or (y) 5% per annum.

24.          D&O Insurance

During the Term, the Executive shall be covered under the directors and officers insurance policy maintained for the benefit of directors and officers of United States affiliates of WPP, in accordance with the terms of such policy as in effect from time to time. The Company shall not exclude the Executive from any general corporate indemnity coverage which may be expressly granted by the Company to other senior executives of the Company.

25.          Stock Options; Restricted Stock

This Section 25 shall confirm the following treatment of restricted stock and stock options granted under one or more of the Company’s stock incentive plans (“Company Plans”) held at the Effective Time that will be rolled over into restricted WPP ADRs and options to purchase WPP ADRs, as the case may be, in connection with the transactions contemplated by the Merger Agreement:

(a)           Restricted Stock

(i)            Restrictions on restricted stock that is unvested shall not lapse upon the change in control occurring in connection with the Merger Agreement.

(ii)           Restrictions on each outstanding share of restricted stock shall continue to lapse (i.e., the shares shall continue to vest) in accordance with the schedule based on the anniversary date or performance targets previously provided to the Executive (provided that the performance targets for restricted stock granted during 2007 shall be as set forth on Exhibit B, with appropriate adjustments if the Search Business or any portion thereof is transferred from the Company or any business line or unit is transferred into the Company).

(iii)          Restrictions on each outstanding share of restricted stock shall not lapse (i.e., the restricted stock shall not vest) upon any termination of employment (regardless of the reason therefor), except in the event of a termination of employment: (A) by the Company without Cause or by the Executive for Good Reason, provided that the Date of Termination is prior to the expiration of the Second Year; or (B) by virtue of the Executive’s death or disability (as defined in Section 7).

(b)           Stock Options

(i)            Stock options that are unvested shall not vest upon the change in control occurring in connection with the Merger Agreement.

(ii)           Stock options shall continue to vest in accordance with the schedule based on the anniversary date or performance targets previously provided to the Executive.

(iii)          Unvested stock options shall not vest upon any termination of employment (regardless of the reason therefor), except in the event of a termination of employment: (A) by the Company without Cause or by the Executive for Good Reason, provided that the Date of Termination is prior to the expiration of the Second Year; or (B) by virtue of the Executive’s death or disability (as defined in Section 7).

The terms Cause and Good Reason shall have solely the meanings ascribed to such terms in this Agreement.

26.          Termination of Merger Agreement

In the event that the Merger Agreement is terminated pursuant to Article 11 thereof, then this Agreement shall become null and void.

* * * *

Signature Page Follows

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

24/7 REAL MEDIA, INC.

By:	/s/ Jonathan K. Hsu
Name: Jonathan K. Hsu
Title: Chief Financial Officer

/s/ David J. Moore
David J. Moore

Exhibit A

GROSS PROFIT BONUS FOR 2007

Executive has a target gross profit bonus compensation of $300,000 (“Target Gross Profit Bonus”) during  calendar year 2007.  The quarterly gross profit bonus (“Quarterly Gross Profit Bonus”) will be determined by the following formula:

Actual Company Quarterly Gross Profit	X Target Gross Profit Bonus	= Quarterly Gross Profit Bonus
Annual Company Gross Profit Goal

For  calendar year 2007, the Annual Company Gross Profit Goal equals $92,994,741.  The Quarterly Gross Profit Bonus shall be paid quarterly, within 45 days after the end of each calendar quarter. The Executive shall not be entitled to amounts in excess of 150% of the Target Gross Profit Bonus in the aggregate for the 2007 calendar year.

EBITDA BONUS FOR 2007

Executive has a target EBITDA bonus compensation of $150,000 (“Target EBITDA Bonus”) during  calendar year 2007.  The annual EBITDA bonus (“Annual EBITDA Bonus”) will be determined by the following formula:

Actual Company Annual EBITDA	X Target EBITDA Bonus	= Annual EBITDA Bonus
Annual Company EBITDA Goal

For calendar year 2007, the Annual Company EBITDA Goal equals $32,339,242.  EBITDA Percentage is defined as Actual Company Annual EBITDA divided by Annual Company EBITDA Goal.  Notwithstanding the foregoing, (a) if the EBITDA Percentage is above 120%, the Executive will be paid the Target EBITDA Bonus multiplied by 120%, and (b) no Annual EBITDA Bonus will be paid if the EBITDA Percentage is less than 80%.  The Annual EBITDA Bonus shall be paid annually.

All amounts set forth in this Exhibit A shall be determined by the Chief Financial Officer of WPP Group plc (or his designee) (the “WPP CFO”).  In the absence of manifest error, any such determination approved by the WPP CFO shall be final and binding on the Executive and the Company.

Exhibit B

2007 Company Performance Restricted Stock (“Performance Shares”) shall be tied to the Company’s achievement of the performance targets set forth below in two components in calendar year 2007: 2/3rd gross profit and 1/3rd pro forma operating profit (“PFOP”), as follows: (1) for gross profit and PFOP, the Performance Shares shall be paid as to 100% of the target if the Company achieves at least 100% of the target component; (2) the Performance Shares shall be reduced if the Company achieves less than 100% of any target component (for example, if the Company achieves 90% of the targeted gross profit and 100% of the targeted PFOP, the Executive would receive 93% of his Performance Shares (.90*2/3 + 1.00*1/3)); provided, however, that with respect to the PFOP component, the Company’s actual PFOP must be at least 80% of the target PFOP for any Performance Shares to be paid under the PFOP component.

Performance Shares shall vest as follows: 25% on the date that the Company’s financial results for the 2007 calendar year are finalized and completed; 25% on January 1, 2009; and 50% on January 1, 2010.

For calendar year 2007, (a) the Company’s gross profit target is $92,994,741; and (b) the Company’s PFOP target is $32,339,242.

The Chief Financial Officer (or his designee) of WPP Group plc shall determine if performance targets are achieved, which determinations, absent manifest error, shall be final and binding.

Annex A

General Release

1.             For and in consideration of the severance payments and other benefits provided in Section 6(d) of the Employment Agreement, dated May 17, 2007 (the “Employment Agreement”), by and between 24/7 Real Media, Inc. (the “Company”) and myself, and other good and valuable consideration, I, for and on behalf of myself and my heirs, administrators, executors, and assigns, effective the date hereof, do hereby fully and forever release, remise and discharge the Company, its successors and assigns, and the direct and indirect parents, subsidiaries and affiliates of the Company, together with their respective officers, directors, partners, shareholders, members, managers, employees and agents (collectively, the “Group”), from any and all Claims (as defined below) which I had, may have had, or now have against the Company and/or any other member of the Group, for or by reason of any matter, cause or thing whatsoever, including any Claim arising out of or attributable to my employment or the termination of my employment with the Company, including but not limited to Claims of breach of contract, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual preference, other than (i) Claims (as defined below) under this Release; (ii) Claims for amounts due under Section 6(d) of the Employment Agreement; (iii) Claims for indemnification, if any such rights were expressly granted to me, and for directors and officers insurance; and (iv) Claims under the Restricted Stock Plan (as defined in the Employment Agreement) in which I participated while employed by the Company, in accordance with, and subject to, the terms of such plan.  This release of Claims includes, but is not limited to, all Claims arising under Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, the Equal Pay Act, the New York Human Rights Law, the New York City Administrative Code and all other federal, state and local labor and anti-discrimination laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees.   As used in this Release, the term “Claims” shall include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, attorneys’ fees, accounts, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise.

2.             I specifically release all Claims under the Age Discrimination in Employment Act (the “ADEA”) relating to my employment and its termination.

3.             I represent that I have not filed or permitted to be filed against the Group, individually or collectively, any lawsuits involving any Claims and I covenant and agree that I will not do so at any time hereafter with respect to the subject matter of this Release and Claims released pursuant to this Release (including, without limitation, any Claims relating to the termination of my employment), except as may be necessary to enforce this Release or pursue Claims permitted hereby, to obtain benefits described in or granted under this Release, or to seek a determination of the validity of the waiver of my rights under the ADEA.  Except as otherwise provided in the preceding sentence, I will not voluntarily participate in any judicial proceeding of any nature or description against any member of the Group that in any way involves the allegations and facts that I could have raised against any member of the Group as of the date hereof.

4.             I am specifically agreeing to the terms of this Release because the Company has agreed to pay to me money and other benefits to which I am not otherwise entitled under the Company’s policies, and has provided such other good and valuable consideration as specified herein.  The Company has agreed to provide this money and other benefits because of my agreement to accept it in full settlement of all possible Claims I might have or ever had, and because of my execution of this Release.

5.             Upon termination of my employment, I agree to return to the Company all Company property, including without limitation, mailing lists, reports, files, memoranda, records, computer hardware, software, credit cards, door and file keys, computer access codes or disks and instructional manuals, and other physical or personal property which I received or prepared or helped prepare in connection with my employment with, and pertaining to the business of, the Company, and that I will not retain any copies, duplicates, reproductions or excerpts thereof.

6.             I acknowledge that I have read this Release in its entirety, fully understand its meaning and am executing this Release voluntarily and of my own free will with full knowledge of its significance.  I acknowledge and warrant that I have had the opportunity to consider for twenty-one (21) days the terms and provisions of this Release and that I have been advised by the Company to consult with an attorney prior to executing this Release.  I shall have the right to revoke this Release for a period of seven (7) days following my execution of this Release, by giving written notice of such revocation to the Company.  This Release shall not become effective until the eighth day following my execution of it (the “Effective Date”).

7.             I agree to maintain the confidentiality of this Release, and to refrain from disclosing or making reference to its terms except as required by law or with my accountant or attorney and I reaffirm and agree to abide by the provisions of Section 8 of the Employment Agreement.

8.             I agree that I shall not make, or cause to be made, any statement or communicate any information (whether oral or written) that disparages or reflects negatively on the Company or any member of the Group.  The Company agrees that it shall distribute a memo to its top ten senior executives directing such executives not to make, or cause to be made, any statement or communicate any information (whether oral or written) that disparages or reflects negatively on you.  In addition, and notwithstanding anything to the contrary in this paragraph 8, this paragraph 8 shall not be construed to preclude you from making statements with respect to the advantages of doing business with a particular entity rather than the Company or another member of the Group.

9.             The Company shall be entitled to have the provisions of paragraphs 3, 5, 7 and 8 specifically enforced through injunctive relief, without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed that such breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.  In addition, in the event that I breach any of the provisions of this Release (and in addition to any other legal or equitable remedies the Company may have), the Company shall be entitled to cease making any of the payments or providing any of the benefits referred to in paragraph 1 above; provided that such payments or benefits shall be made to the extent required by a final and binding determination of a court of law.  Any such action permitted to the Company by this paragraph 9 shall not affect or impair any of my obligations under this Release, including without limitation, the release of claims in paragraph 1 hereof.

10.           In the event that any one or more of the provisions of this Release is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.  Moreover, if any one or more of the provisions contained in this Release is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

11.           Nothing herein shall be deemed to constitute an admission of wrongdoing by the Company or any member of the Group or by me.  Neither this Release nor any of its terms shall be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Release.

12.           The terms of this Release and all rights and obligations of the parties thereto, including its enforcement, shall be interpreted and governed by the laws of the State of New York, without regard to the choice of law provisions of New York law, to the extent such provisions require the application of the laws of any other jurisdiction.

[Executive]

Date:	, 20

Acknowledged and Agreed to:

24/7 REAL MEDIA, INC.

By:
Name:
Title: